EXHIBIT 99.1

Excerpts from Autodesk’s Proxy Statement dated September 27, 2005

Executive Incentive Plan

The Executive Incentive Plan sets forth the plan for payment of cash bonuses to those of our executive officers who are designated for participation. The Executive Incentive Plan is intended to increase stockholder value and the success of Autodesk by motivating executives to perform to the best of their abilities and to achieve goals relating to the performance of Autodesk or one of our business units or other objectively determinable goals, and to reward them when those objectives are satisfied. The Executive Incentive Plan was approved by the stockholders in June 2005 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m).

The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) has chosen the participants, target awards and payout formulas for fiscal year 2006 under the Executive Incentive Plan. For fiscal year 2006, the Committee determined that Carol Bartz, Carl Bass, Jan Becker, Alfred Castino, Marcia Sterling and Ken Bado, would be participants in the Plan. For each participant, the Committee established a target award equal to a specified percentage of such participant’s base salary. The Committee also determined a payout formula for each participant related to achievement of certain growth in revenues as compared to fiscal 2005 as well as certain operating margin levels. The Committee determined that attainment of each such performance goal would be measured by adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

The actual bonuses payable for fiscal year 2006 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. Moreover, each of the individuals named above must remain an employee for all of fiscal year 2006 in order to be eligible for any bonus.

Executive Change in Control Program

In March 2000, the Board of Directors approved the Executive Change in Control Program (the “Change in Control Program”), in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control event. Each of Autodesk’s current executive officers participates in the Change in Control Program. Under the terms of the Change in Control Program, if, within 12 months of a Change in Control (as defined below), an executive officer who participates in the Program is terminated without cause, he or she will receive:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12 month period;

•	The acceleration of such executive officer’s stock options with respect to the number of shares that would have vested within the 12 months following the date of the executive officer’s termination; and

•	Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies.

If the benefits provided under the Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue

Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

As defined in the Change in Control Program, a “Change in Control” means:

•	The acquisition of beneficial ownership by any person, directly or indirectly, of 50% or more of the total voting power represented by Autodesk’s then-outstanding voting securities;

•	The consummation of the sale or disposition of all or substantially all of Autodesk’s assets;

•	The consummation of a merger or consolidation of Autodesk with any other corporation, other than a merger or consolidation where the outstanding voting securities of Autodesk immediately prior to the merger or consolidation continue to represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	A change in the composition of the Board of Directors, which results in the incumbent directors representing less than a majority of the entire Board of Directors.